Exhibit 99.1

NASDAQ Prices Convertible Notes

Feb. 21, 2008

NEW YORK, Feb. 21, 2008—The Nasdaq Stock Market, Inc. (NASDAQ: NDAQ) today announced that it has agreed to offer $425 million aggregate principal amount of 2.50% convertible senior notes due 2013. NASDAQ has also granted an option to the initial purchasers to purchase up to an additional $50 million in principal amount of notes to cover over-allotments. The interest rate on the notes will be 2.50% per year on the principal amount from February 26, 2008, payable semi-annually in arrears. Upon conversion, holders will receive, at the election of NASDAQ, cash, common stock or a combination of cash and common stock. The conversion rate will be 18.1386 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $55.13 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events. The sale of the notes in expected to close on February 26, 2008. NASDAQ intends to use the net proceeds from this offering, available cash and borrowings under a new senior secured credit facility to fund its combination with OMX AB (publ) (OMX), investment in the Dubai International Financial Exchange and proposed acquisitions of The Philadelphia Stock Exchange, Inc. (PHLX) and the Boston Stock Exchange, as well as to repay certain indebtedness of OMX and PHLX, provide ongoing working capital and provide for other general corporate purposes.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Cautionary Note Regarding Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. NASDAQ cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the proposed transaction, NASDAQ’s ability to implement its strategic and business initiatives, financial expectations and intentions and other statements that are not historical facts. Additional risks and factors are identified in NASDAQ’s filings with the U.S. Securities Exchange Commission (the “SEC”), including its Report on Form 10-K for the fiscal year ending December 31, 2006 and its Definitive Proxy Statement on Schedule 14A filed with the SEC on November 19, 2007, both of which are available on the SEC’s website at http://www.sec.gov. NASDAQ undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SOURCE: The Nasdaq Stock Market, Inc.

Nasdaq Stock Market, Inc.

Media Contact:

Bethany Sherman

(212) 401-8714

bethany.sherman@nasdaq.com

Investor Contact:

Vincent Palmiere

(301) 978-5242

vincent.palmiere@nasdaq.com